EXHIBIT 99.2
BANK OF AMERICA

News Release


FOR IMMEDIATE RELEASE


Contact: Richard Beebe 415-953-2760


           BANK OF AMERICA OFFERS $1.5 BILLION IN 5-YEAR GLOBAL NOTES

CHARLOTTE, N.C., June 9, 1999--Bank of America Corporation has priced a global offering of $1.5 billion in fixed-rate notes for sale in the United States and abroad.

The five-year senior notes will have a coupon of 6 5/8 percent per annum payable semi-annually on June 15 and December 15, beginning on December 15, 1999. The notes mature on June 15, 2004. Closing is scheduled for June 15, 1999.

The offering will be sold through underwriters led by Banc of America Securities LLC. Co-managers include ABN AMRO Incorporated, Bear, Stearns & Co. Inc., Deutsche Bank, Lehman Brothers, Merrill Lynch & Co., Salomon Smith Barney, Blaylock & Partners, L.P., Utendahl Capital Partners, L.P. and The Williams Capital Group, L.P.

The debt issue is part of a shelf registration for corporate debt and other securities previously declared effective by the Securities and Exchange Commission. Application has been made to list the notes on the Luxembourg Stock Exchange.

Proceeds from the issue will be used for general corporate purposes.

Bank of America Corporation, with $614 billion in total assets, is the largest bank in the United States. It has full service operations in 22 states and the District of Columbia and provides financial products and services to 30 million households and 2 million businesses, as well as providing international corporate financial services for business transactions in 190 countries. Bank of America Corporation stock (ticker: BAC) is listed on the New York, Pacific and London stock exchanges and certain shares are listed on the Tokyo Stock Exchange.

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